Exhibit 99.1

September 22, 2021

The Board of Directors of

Summit Networks Inc.

S101-5289 Cambie Street,

Vancouver BC Canada V5Z 0J5

Resignation Letter

Ladies and Gentlemen:

I hereby resign from my position as a Director of Summit Networks Inc. (the “Company”). My resignation is not the result of any disagreement that I have with the Company or the Board of Directors regarding the Company’s financial or accounting policies or operations.

Sincerely,

/s/Yi Yi Huang
Yi Yi Huang